Exhibit 1.1

FORBEARANCE AGREEMENT

AND AMENDMENT NO. 6 TO CREDIT AGREEMENT

This FORBEARANCE AGREEMENT AND AMENDMENT NO. 6 TO CREDIT AGREEMENT (“Agreement”) is dated as of January 27, 2021 (the “Execution Date”), and is entered into by and between Twin Disc, Incorporated, a Wisconsin corporation (“Borrower”), and BMO Harris Bank N.A., a national banking association (“Bank”).

RECITALS

A.     The Bank has provided certain credit facilities to Borrower (the “Loans”) pursuant to that certain Credit Agreement dated as of June 29, 2018, between Bank and Borrower (as amended, restated, or modified, the “Credit Agreement”).

B.     To evidence the Loans, Borrower has delivered to the Bank the following: (i) that certain Second Amended and Restated Revolving Note dated June 30, 2020, in the original principal amount of $45,000,000.00 (as amended, restated, or modified, the “Revolving Note”), and (ii) that certain Amended and Restated Term Note dated March 4, 2019, in the original principal amount of $20,000,000.00 (as amended, restated, or modified, the “Term Note” and together with the Revolving Note, the “Notes”).

C.     The Notes and the Obligations (defined below) under the Credit Agreement are secured by a general business security agreement (as amended, restated, or modified, the “Security Agreement”), an IP security agreement (as amended, restated, or modified, the “IP Security Agreement”) and a pledge agreement (as amended, restated, or modified, the “Pledge Agreement”), each executed by Borrower in favor of the Bank.

D.     The Notes and the Obligations under the Credit Agreement are further secured by a negative pledge and agreement as to liens and encumbrances in favor of Bank on various parcels of real property located in Racine, Wisconsin (as amended, restated, or modified, the “Real Estate Documents”).

E.     The Credit Agreement, the Notes, the Security Agreement, the IP Security Agreement, the Pledge Agreement, the Real Estate Documents and all other documents related thereto, including this Agreement and the Loan Documents (as defined in the Credit Agreement), are hereinafter referred to as the “Loan Documents.” The obligations of the Borrower to pay and perform all of the Obligations (as defined in the Credit Agreement) under the Loan Documents are the “Obligations.” All capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Credit Agreement or other Loan Document, as applicable.

F.     The Borrower has informed the Bank that an Event of Default under the Credit Agreement has occurred and is continuing under the Loan Documents as a result of the Borrower’s failure to maintain a minimum EBITDA of at least $2,500,000 for the three (3) fiscal quarters ended as of December 25, 2020 under Section 7.12(e) of the Credit Agreement (the “Existing Default”).

Forbearance Agreement - Page 1

G.     The Borrower has requested that the Bank forbear from exercising its rights and remedies under the Loan Documents with respect to the Existing Default and to make certain amendments to the Loan Documents. The Bank is willing to temporarily forbear from exercising its rights and remedies and to amend the Loan Documents on the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.      Borrower Acknowledgements. The Borrower acknowledges that:

(a)     Default. The Existing Default has occurred and is continuing under the Loan Documents. As a result of the occurrence and continuance of the Existing Default, the Bank has the right to exercise any and all of its rights and remedies against the Borrower under the Loan Documents.

(b)     Loan Documents. The Loan Documents are legal, valid, binding and enforceable against Borrower in accordance with their terms. The terms of the Loan Documents remain unchanged, except as modified pursuant to Section 4 of this Agreement. The Borrower reaffirms the Loan Documents and all of the covenants set forth therein.

(c)     Obligations. The obligation of the Borrower to pay and perform the Obligations is reaffirmed, absolute and unconditional, and there exists no right of set off or recoupment, and no rights to assert a claim, counterclaim or defense of any nature whatsoever, to the payment or performance of the Obligations. The amounts due and owing on the Obligations are accurately set forth on Schedule A attached hereto as of the date set forth therein.

(d)     Collateral. The Bank has valid, enforceable and perfected security interests in and liens on the Collateral, as to which there are no setoffs, deductions, claims, counterclaims or defenses of any kind or character whatsoever.

2.     Agreement to Forbear. Subject to compliance by the Borrower with the terms and conditions of the Agreement, the Bank hereby agrees to forbear from exercising its rights and remedies against the Borrower under the Loan Documents with respect to the Existing Default during the period (the “Forbearance Period”) commencing on the Execution Date and ending on the earlier to occur of (i) September 30, 2021, and (ii) the date on which a Forbearance Default (as defined in Section 7 of this Agreement) occurs (as applicable, the “Termination Date”). On the Termination Date, (a) the Bank’s forbearance, as provided herein, shall immediately and automatically cease without further notice or action, and (b) all of the Obligations shall be accelerated and become immediately due and payable at the Default Rate, upon notice from the Bank to Borrower. On and after the Termination Date, the Bank may, in its sole discretion, exercise any and all remedies available to it under the Loan Documents and applicable law by reason of the occurrence of any Default, Event of Default, Forbearance Default or the continuation of the Existing Default, without further notice or demand, other than as may be required by this Agreement or the Loan Documents. Furthermore, during the Forbearance Period, subject to compliance by the Borrower with the terms and conditions of the Agreement, the Bank agrees to refrain from: (y) providing a “Notice of Exclusive Control” (or any other notice with similar effect) to any financial institution (including, without limitation, the Bank) regarding any and all deposit accounts subject to a deposit account control agreement, and (z) restricting, in any way, the Borrower’s ability to access or use the funds in such account with the Bank.

Forbearance Agreement - Page 2

3.     Continued Financing During Forbearance Period. Notwithstanding the Existing Default, subject to the satisfaction of all conditions specified in this Agreement, during the Forbearance Period, the Bank in its sole discretion may continue to honor requests by the Borrower for draws under or pursuant to the Revolving Note, as provided in the Credit Agreement and the Revolving Note; provided, that the Borrower shall use the proceeds of such draws solely in accordance with the provisions of this Agreement.

4.     Amendments to the Loan Documents. Upon the satisfaction of the conditions set forth in Section 5, the Loan Documents are hereby amended as follows:

4.1     Section 1.1 – Definitions. The following definitions in Section 1.1 of the Credit Agreement are added or amended and restated, as applicable, as follows:

“Forbearance Agreement” means that certain Forbearance Agreement and Amendment No. 6 to Credit Agreement, dated as of the Forbearance Effective Date, between Borrower and the Bank.

“Forbearance Effective Date” means January 27, 2021.

“Forbearance Period” means the period commencing on the Forbearance Effective Date and ending on the earlier to occur of (a) September 30, 2021, and (b) the date on which a Forbearance Default (as defined in the Forbearance Agreement) occurs.

“Revolving Credit Commitment” means the obligation of Bank to make Revolving Loans and to issue Letters of Credit hereunder in an aggregate principal or face amount at any one time outstanding not to exceed $45,000,000 (inclusive of the Euro Sublimit and L/C Sublimit); provided, that, during the Forbearance Period, the Revolving Credit Commitment shall not exceed $42,500,000 (inclusive of the Euro Sublimit and L/C Sublimit).

4.2     Section 1.1 – Applicable Margin. Notwithstanding anything contained in the Credit Agreement, at all times during the Financial Covenant Relief Period or such later date as extended by the Forbearance Period, the Applicable Margin for all Loans, Reimbursement Obligations, and the commitment/facility fees and letter of credit fees payable under Section 2.11 shall be the rates per annum set forth in the table below. After the later to occur of (a) the termination of the Financial Covenant Relief Period, and (b) the termination of the Forbearance Period, the Applicable Margin shall again be determined in accordance with the provisions and pricing grid set forth in the definition of “Applicable Margin” contained in the Credit Agreement.

Forbearance Agreement - Page 3

Applicable Margin for (i) Revolving Loans and (ii) Letter of Credit Fee shall be:	Applicable Margin for Term Loans shall be:	Applicable Margin for Commitment/Facility Fee shall be:
3.25%	3.875%	0.20%

4.3     Section 6.5(l) – Financial Reports. Section 6.5(l) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(l)     as soon as available, but in any event no later than 30 days after the end of each calendar month, a copy of Borrower’s forecast for the following 12 months, such forecast to (1) be in reasonable detail and form satisfactory to Bank, (2) be prepared in accordance with GAAP, (3) include a monthly forecasted income statement, balance sheet and statement of cash flows, and (4) include forecasted calculations of the financial covenants set forth in Section 7.12.”

4.4     Section 6.5(m) – Financial Reports. Section 6.5 of the Credit Agreement is amended by deleting the word “and” at the end of clause (k), replacing the period (“.”) at the end of clause (l) with a semi-colon (“;”) and the word “and” and adding the following clause (m) thereafter as follows:

“(m)     as soon as available, but in any event no later than 30 days after the end of each calendar month, beginning with the calendar month ended January 31, 2021 and continuing monthly thereafter, a copy of Borrower’s six-month backlog report, with such report to be in reasonable detail and form satisfactory to Bank and prepared and calculated on a consistent basis with Borrower’s recent backlog reporting.”

4.5     Section 7.6(d) – Restricted Payments. Section 7.6(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d)     Borrower shall be permitted to make other Restricted Payments in the form of cash dividends, distributions, purchases, redemptions or other acquisitions of or with respect to shares of its common stock or other common equity interests in an aggregate amount in any fiscal year of Borrower not to exceed $3,000,000 if, at least ten (10) Business Days prior to each such Restricted Payment, Borrower has delivered a certificate to Bank demonstrating compliance with the requirements set forth herein; provided, that no such Restricted Payments shall be made by Borrower at any time during the Financial Covenant Relief Period or the Forbearance Period.”

Forbearance Agreement - Page 4

4.6     Section 7.12 – Financial Covenants. Section 7.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 7.12     Financial Covenants.

(a)     Total Funded Debt/EBITDA Ratio. As of the last day of each fiscal quarter of Borrower, Borrower shall not permit the Total Funded Debt/EBITDA Ratio to be greater than 3.00 to 1.00 for such fiscal quarter; provided, that, Borrower shall not be required to observe or perform the Total Funded Debt/EBITDA Ratio covenant under this Section 7.12(a) during the Financial Covenant Relief Period or such later date as extended by the Forbearance Period. For the avoidance of doubt, for each financial covenant compliance period after the Financial Covenant Relief Period (if any) or such later date as extended by the Forbearance Period, Borrower shall again be required to comply with the Total Funded Debt/EBITDA Ratio covenant under this Section 7.12(a).

(b)     Tangible Net Worth. Borrower shall at all times maintain Tangible Net Worth of Borrower and its Subsidiaries determined on a consolidated basis in an amount not less than (i) $100,000,000 plus (ii) 50% of Net Income for each fiscal year of Borrower ending on June 30, 2019 and thereafter for which such Net Income is a positive amount (i.e., there shall be no reduction to the minimum amount of Tangible Net Worth required to be maintained hereunder for any fiscal year of Borrower in which Net Income is less than zero).

(c)     Capital Expenditures. Borrower shall not, nor shall it permit any of its Subsidiaries to, incur Capital Expenditures in an amount in excess of $10,000,000 in the aggregate during the fiscal year of Borrower ending June 30, 2021 and for each fiscal year of Borrower thereafter; provided, that if the Forbearance Period ends during the fiscal year ending June 30, 2022 (or thereafter), such limit shall no longer exist for such fiscal year (or any subsequent fiscal year).

(d)     Minimum Liquidity. At all times during the Financial Covenant Relief Period or such later date as extended by the Forbearance Period, Borrower shall maintain Liquidity of not less than $15,000,000, to be tested monthly on the last day of each fiscal month of the Borrower (the last Friday of each month, except for June which is always June 30), commencing with the fiscal month ending July 31, 2020 and continuing monthly thereafter. For purposes of this Section 7.12(d), “Liquidity” means the combined value of: (i) cash (including, without limitation, marketable securities and investments held in BMO Harris Bank N.A. money market deposit accounts or any other account, whether held domestically or internationally), and (ii) the difference between (1) the lesser of (A) the Revolving Credit Commitment in effect at such time and (B) the Borrowing Base as then determined and computed, minus (2) the aggregate outstanding principal amount of Revolving Loans and L/C Obligations at such time.

Forbearance Agreement - Page 5

(e)     Minimum EBITDA. As of the last day of each fiscal quarter of Borrower ending during the relevant period set forth below (but only during the Financial Covenant Relief Period), Borrower shall maintain an EBITDA of not less than the following amounts for the relevant periods set forth below:

Period	EBITDA shall not be less than:
Fiscal quarter ending on or about June 30, 2020	$1,000,000

Two (2) fiscal quarters ending on or about September 30, 2020	$1,000,000

Three (3) fiscal quarters ending on or about December 31, 2020	$2,500,000

Four (4) fiscal quarters ending on or about March 31, 2021	$6,000,000

Four (4) fiscal quarters ending on or about June 30, 2021	$$10,000,000;

provided, that, Borrower shall not be required to observe or perform the Minimum EBITDA covenant under this Section 7.12(e) during the Forbearance Period.”

5.     Conditions Precedent to Effectiveness. This Agreement shall not be effective unless and until each of the following conditions shall have been satisfied in the Bank’s sole discretion or waived by the Bank, for whose sole benefit such conditions exist:

(a)     This Agreement. On or before the Execution Date, Borrower shall deliver, or cause to be delivered, to the Bank a copy of this Agreement, duly executed by such Borrower.

(b)     Secretary’s Certificate and Board Resolutions. On or before the Execution Date, Borrower shall deliver, or cause to be delivered, to the Bank a certificate of the secretary of the Borrower certifying: (A) the adoption and continuing effect of resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Agreement and the documents to be executed and delivered in connection with this Agreement; (B) that, except as attached to such certificate, the Articles of Incorporation of the Borrower have not been amended since the date of the last delivery of such Articles of Incorporation to Bank on or about June 29, 2018; and (C) that the Bylaws of the Borrower are attached to such certificate.

(c)     [Intentionally omitted.]

Forbearance Agreement - Page 6

(d)     Additional Documents. On or before the Execution Date, or as otherwise permitted by the Bank in its sole discretion, Borrower shall deliver or cause to be delivered to the Bank all other documents that the Bank may request.

(e)     Representations and Warranties. The representations and warranties set forth in this Agreement shall be true and correct as though made on and as of the Execution Date.

(f)     No Default. After giving effect to this Agreement, there shall be no Default or Event of Default (other than the Existing Defaults) continuing.

(g)     No Material Adverse Change. There shall be no material adverse change in the business operations, assets or financial or other condition of Borrower since the delivery of the last financial statements required under the Loan Documents (i.e., the September 25, 2020 financial statements).

6.    Borrower’s Representations, Warranties and Covenants. To induce the Bank to enter into this Agreement, Borrower hereby certifies, represents, and warrants that all representations and warranties contained herein and in the Loan Documents are true and correct as of the Execution Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date. Borrower further represents, warrants and covenants to the Bank as follows:

(a)     Organizational Power: Authorization; Enforceability. Borrower is fully authorized to execute, deliver, and perform this Agreement. This Agreement constitutes a valid and legally binding Agreement enforceable against Borrower, as well as its predecessors and assigns, in accordance with its terms.

(b)     No Violation. The execution, delivery and performance of this Agreement do not and will not (i) violate any law, rule, regulation or court order to which Borrower is subject; (ii) conflict with the organizational documents of Borrower, or any agreements or instrument to which it is party or by which it or its properties are bound, or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property or assets of Borrower, whether now owned or hereafter acquired, other than liens in favor of the Bank.

(c)     No Litigation. No action, suit, litigation, investigation, or proceeding of or before any court, arbitrator, mediator, or governmental authority is pending or, to the knowledge of Borrower, threatened by or against or affecting Borrower or against any of its property or assets.

(d)     Accuracy of Information; No Adverse Change. All information provided by Borrower, or any of its agents, directors, officers, employees or representatives, is true, correct, and complete in all material respects, as of the date provided and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading. Since the delivery of the last financial statements required under the Loan Documents (i.e., the September 25, 2020 financial statements), there has been no material adverse change in the business operations, assets or financial or other condition of Borrower.

Forbearance Agreement - Page 7

(e)     Acknowledgement of Good Faith. Borrower acknowledges and agrees that the Bank has at all times during the course of its relationship with Borrower met its obligations under its agreements with Borrower, including without limitation the Loan Documents; that all actions taken by the Bank prior to this Agreement have been reasonable and appropriate under the circumstances and within the Bank’s rights; and that the Bank has acted fairly and in good faith in all aspects of its lending relationship with Borrower, including the negotiation and implementation of this Agreement.

(f)     Voluntarily Executed. This Agreement was voluntarily executed, and Borrower (i) has fully and carefully read this Agreement prior to execution, (ii) has been fully apprised by or had the opportunity to be fully apprised by attorneys of its own choosing of the legal effect and meaning of this document and its terms, (iii) has been afforded the opportunity to negotiate as to any and all terms of this Agreement, (iv) is executing this Agreement voluntarily and free of any undue influence, duress or coercion, and (v) has had the opportunity to make such investigation or inquiry as it deemed necessary and appropriate in connection with the subject matter of this Agreement.

(g)     Consultation with Counsel. Borrower represents and warrants that the Bank has recommended that Borrower consult with legal counsel prior to the execution of this Agreement. Borrower acknowledges and agrees that it has consulted with its attorney or has declined to do so despite the express recommendation of the Bank. Borrower represents that in entering into this Agreement, it is not relying upon the advice or counsel of the Bank or anyone representing it, nor upon and statement or representation not set forth herein.

(h)     Covenant – Collateral Audit and Inventory Appraisal. Borrower will cooperate with, and take all actions requested by, the Bank to cause both an audit of the Collateral (including a review of Receivables and Inventory) and an appraisal of the Inventory to be performed and completed by a firm or firms acceptable to the Bank within seventy-five (75) days after the Execution Date. Pursuant to Section 2.11(e) of the Credit Agreement, Borrower shall also pay and reimburse the Bank for all charges and costs of completing such audit of the Collateral and appraisal of the Inventory.

(i)     Covenant – Compliance with this Agreement and the Other Loan Documents; Payments. Borrower agrees that during the Forbearance Period it will (1) comply with all covenants and other obligations under this Agreement and under the other Loan Documents (except as specifically modified by this Agreement), and (2) timely make the payments required under this Agreement, the Credit Agreement, the Notes and the other Loan Documents, as modified herein (the “Payments”). The Bank may withdraw and pay the amount of the Payments without further authorization from the Borrower’s accounts at the Bank.

 7.     Forbearance Defaults. A Forbearance Default or a Default or Event of Default under any Loan Document constitutes an Event of Default on each and every other Loan Document. Each of the following shall constitute a “Forbearance Default” hereunder:

Forbearance Agreement - Page 8

(a)     The existence or occurrence of any Default or Event of Default (other than the Existing Default) under this Agreement or the other Loan Documents; or

(b)     Borrower fails to make any Payments in accordance with this Agreement, the Credit Agreement, the Notes or any other Loan Documents or fails to pay the Bank in full all Obligations by the end of the Forbearance Period; or

(c)     Borrower fails to keep or perform any term, condition, covenant, agreement or obligation contained in this Agreement or in the other Loan Documents (other than the Existing Default);

(d)     Any representation or warranty of the Borrower made herein is or becomes false, misleading or incorrect in any material respect; or

(e)     Any action is taken by Borrower, or any event or condition exists, which, in the reasonable opinion of the Bank, impairs or is reasonably likely to impair the prospect of Borrower making any Payments in accordance with this Agreement, the Credit Agreement, the Notes or any other Loan Documents;

(f)     Any creditor of Borrower exercises any rights or remedies against Borrower which, in the reasonable opinion of the Bank, would cause or would be reasonably likely to cause a Material Adverse Effect; or

(g)     A Material Adverse Effect occurs, as determined by the Bank in its reasonable discretion.

 8.     Remedies. Immediately upon the occurrence of a Forbearance Default, (a) the Bank’s forbearance, as provided herein, and the Forbearance Period shall immediately and automatically cease, without further notice or action, (b) the Notes, and all Loans evidenced thereby, together with all interest accrued thereon, and all other amounts owing hereunder and under any other document or instrument under which Borrower has obligations to the Bank, shall become immediately due and payable, (c) default rates of interest shall apply to the Obligations, (d) the Bank may at any time without prior notice or demand set off against any credit balance or other money now or hereafter owed it by the Bank all or any part of the Obligations, and (e) the Bank shall be entitled to exercise all of the rights and remedies provided to it by the Loan Documents, and all rights and remedies provided by law and in equity, by statute or otherwise, and no remedy herein conferred upon the Bank is intended to be exclusive of any other right and remedy, and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The Bank’s acceptance of any payment on account of the Obligations or other performance by the Borrower after a Forbearance Default shall not constitute an extension or reinstatement of the Forbearance Period or a waiver of the Forbearance Default or of any of the Bank’s rights or remedies.

Forbearance Agreement - Page 9

 9.     No Waiver. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of the Bank under the Loan Documents, nor shall they constitute a waiver of the Existing Default or any other Default or Event of Default under the Loan Documents, all of which shall be deemed to remain in existence. Any waiver granted by the Bank to Borrower (in the past or future) does not create any course of dealing or expectation with respect to any future waivers, extensions or amendments, and the Bank has no obligation whatsoever to grant any waivers, extensions or amendments. The Bank expressly reserves all rights, powers and remedies available to it under the Agreement, all other documents, instruments and agreements, under statute, at law, in equity or in bankruptcy. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provide by law. The Bank’s acceptance of payment on account of the Obligations or other performance by Borrower after the occurrence of an Event of Default (including, without limitation, the Existing Default) shall not be construed as a waiver of such Event of Default, Existing Default, any other Default or Event of Default, or any of the Bank’s rights or remedies.

10.     RELEASE OF CLAIMS, WAIVER AND COVENANT NOT TO SUE. BORROWER HEREBY RELEASES, REMISES, ACQUITS AND FOREVER DISCHARGES THE BANK AND THE BANK’S EMPLOYEES, AGENTS, REPRESENTATIVES, CONSULTANTS, ATTORNEYS, FIDUCIARIES, SERVANTS, OFFICERS, DIRECTORS, PARTNERS, PREDECESSORS, SUCCESSORS AND ASSIGNS, SUBSIDIARIES, PARENTS, AND AFFILIATES (ALL OF THE FOREGOING HEREINAFTER CALLED THE “RELEASED PARTIES”), FROM ANY AND ALL ACTIONS AND CAUSES OF ACTION, JUDGMENTS, EXECUTIONS, SUITS, DEBTS, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, DAMAGES AND EXPENSES OF ANY AND EVERY CHARACTER, KNOWN OR UNKNOWN, DIRECT OR INDIRECT, AT LAW OR IN EQUITY, OF WHATSOEVER KIND OR NATURE, WHETHER HERETOFORE OR HEREAFTER ARISING, FOR OR BECAUSE OF ANY MATTER OR THINGS DONE, OMITTED OR SUFFERING TO BE DONE BY ANY OF THE RELEASED PARTIES PRIOR TO AND INCLUDING THE EXECUTION DATE, AND IN ANY WAY DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS AGREEMENT, THE OBLIGATIONS OF BORROWER, THE LOANS AND/OR ANY OF THE LOAN DOCUMENTS (ALL OF THE FOREGOING HEREINAFTER CALLED THE “RELEASED MATTERS”). BORROWER ACKNOWLEDGES THAT THE AGREEMENTS IN THIS PARAGRAPH ARE INTENDED TO BE IN FULL SATISFACTION OF ALL OR ANY ALLEGED INJURIES OR DAMAGES ARISING IN CONNECTION WITH THE RELEASED MATTERS. BORROWER REPRESENTS AND WARRANTS TO THE BANK THAT IT HAS NOT PURPORTED TO TRANSFER, ASSIGN OR OTHERWISE CONVEY ANY RIGHT, TITLE OR INTEREST IN ANY RELEASED MATTER TO ANY OTHER PERSON AND THAT THE FOREGOING CONSTITUTES A FULL AND COMPLETE RELEASE OF ALL RELEASED MATTERS. BORROWER AGREES NOT TO BRING ANY CLAIM OR LEGAL PROCEEDING AGAINST ANY OF THE RELEASED PARTIES BEFORE ANY COURT, ADMINISTRATIVE AGENCY OR OTHER FORUM FOR ANY OF THE RELEASED MATTERS. BORROWER HAS READ THE RELEASE PROVISIONS OF THIS SECTION AND CONSULTED COUNSEL AS APPROPRIATE BEFORE EXECUTING SAME. BORROWER HAS RELIED UPON ITS OWN JUDGMENT AND THAT OF ITS COUNSEL IN EXECUTING THE RELEASE AND HAS NOT RELIED ON OR BEEN INDUCED BY ANY REPRESENTATION, STATEMENT OR ACT BY THE BANK AND THAT IT ENTERS INTO THE RELEASE PROVISIONS OF THIS SECTION VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE. THE RELEASE PROVISIONS OF THIS SECTION ARE IN ALL RESPECTS COMPLETE AND FINAL AND THIS SECTION SHALL SURVIVE THE TERMINATION OF THE LOAN DOCUMENTS AND THIS AGREEMENT.

Forbearance Agreement - Page 10

11.     Miscellaneous.

(a)     Governing Law, VENUE; JURISDICTION; JURY TRIAL WAIVER; and other Miscellaneous Provisions. The provisions of the Credit Agreement are incorporated by reference as if they were set forth in full herein, including for the avoidance of doubt the Miscellaneous Provisions set forth in Section 9 of the Credit Agreement.

(b)     Effect and Construction of Agreement; No Novation. In the event of any inconsistency between the terms of this Agreement and the Loan Documents, this Agreement shall govern. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof to be drafted. This agreement is not a novation nor is it to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Loan Documents, except as specifically set forth herein.

(c)     References to the Credit Agreement. Each reference in the Credit Agreement to “this Agreement” “hereunder,” “hereof,” or words of like import, and each reference to the Credit Agreement in any other agreement and any and all other instruments or documents provided for in the Credit Agreement or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to such Credit Agreement as amended hereby. This Agreement shall be considered a Related Document (as defined in each Credit Agreement).

(d)     Power of Attorney. If Borrower fails to do any of the things in this Agreement or reasonably necessary or desirable to carry out the terms and intent of this Agreement, the Bank may do so for and in the name of such Borrower, at its expense. For such purposes, Borrower hereby irrevocably appoints the Bank as attorney-in-fact for the purpose of making, executing, delivering, filing, recording, and doing all other things as may be necessary or desirable in the Bank’s sole opinion to accomplish the terms and intent of this Agreement. Notice of the Bank’s exercise of said Power of Attorney shall be promptly provided to Borrower no later than three (3) business days following such exercise.

(e)     Execution in Counterparts and Electronically. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one instrument. A signature transmitted by facsimile, an emailed “pdf” or other electronic means shall be considered an original signature.

Forbearance Agreement - Page 11

(f)     Time is of the Essence. Time is of the essence with respect to the terms and conditions of this Agreement.

(g)     Costs and Expenses. Borrower agrees to pay all reasonable costs and expenses (including attorneys’ fees) incurred by the Bank in connection with the preparation, negotiation and consummation of this Agreement. All such costs and expenses incurred by the Bank shall be paid by Borrower promptly after presentation and receipt of an invoice therefor.

[SIGNATURE PAGE FOLLOWS]

Forbearance Agreement - Page 12

IN WITNESS WHEREOF, the parties hereto are signing this Agreement as of the date stated in the introductory clause.

“Borrower”

TWIN DISC, INCORPORATED

By:	/s/ Jeffrey S. Knutson
Name: Jeffrey S. Knutson
Title: Vice President – Finance and Chief Financial Officer

“Bank”

BMO HARRIS BANK N.A.

By:	/s/ Mark Czarnecki
Name: Mark Czarnecki
Title: Senior Vice President

Signature Page to Forbearance Agreement and Amendment No. 6 to Credit Agreement
(Twin Disc, Incorporated)

SCHEDULE A

AMOUNTS DUE ON THE OBLIGATIONS AS OF JANUARY 27, 2021

Note	Principal	Accrued Interest
Revolving Note	$19,527,135.73	$57,522.37
Term Note	$17,500,000.00	$50,794.18

For the avoidance of doubt, this Schedule does not include amounts incurred after the date listed above. Amounts for additional draws, continuing interest, charges, fees, costs of collection and attorneys’ fees (as applicable) may still be outstanding Obligations.

Signature Page to Forbearance Agreement and Amendment No. 6 to Credit Agreement
(Twin Disc, Incorporated)